Exhibit 23.4
CONSENT OF ROSKILL CONSULTING GROUP LIMITED
     We hereby consent to the use by Molycorp, Inc. in connection with its Registration Statement on Form S-l and related prospectus, and any amendments and supplements thereto (collectively, the “Registration Statement”), of our report dated September 4, 2009, as amended and supplemented from time to time (the “Report”), and all information derived from the Report. We confirm that we have sighted the references to the Report in the Registration Statement and confirm that they are quoted in an appropriate context.

Date: June 25, 2010	ROSKILL CONSULTING GROUP LIMITED
/s/ Judith Chegwidden
	Name:	Judith Chegwidden
	Title:	Managing Director